CODE OF BUSINESS ETHICS

Introduction

Onecap was founded with the vision of offering the best available real estate services and investment options to the public. This same vision is integral to the operations of the company at all levels. Onecap is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

We must adhere to these standards and core values if Onecap is to continue to be a market leader. Every Onecap employee is responsible for the consequences of his or her actions; in particular, executive management, directors and corporate employees are the primary guardians of the company's ethics. Management and members of the board of directors have the added responsibility of setting an example by their personal performance and an attitude that conveys our ethical values; however, we expect all Onecap employees to adhere to these values if we are to be successful.

We invite all employees to raise any concerns they may have with corporate management or, if you so would prefer, to follow the procedures outlined in this Code of Business Ethics.


Business Ethics

We expect each employee of Onecap, regardless of their position or location, to conduct his affairs with uncompromising honesty and integrity. All Onecap employees, officers and directors are required to adhere to the highest standard of conduct, honesty and integrity, regardless of local custom. All Onecap employees, officers and directors are expected to be honest and ethical in dealing with each other and with customers, regulators, and vendors and all other third parties.

Employees must respect the rights of fellow employees and third parties. Their actions must be free from illegal discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, each employee should alert management whenever an illegal, dishonest or unethical act is discovered or suspected. Employees will never be penalized for reporting your discoveries or suspicions.

Onecap conducts its affairs consistent with the applicable laws and regulations of the countries where it does business. Business practices, customs and laws differ from country to country. When conflicts arise between the company's ethical practices, and the practices, customs, and the laws of a country, we seek to resolve them consistent with our ethical beliefs. If the conflict cannot be resolved consistent with our company's ethical beliefs, Onecap will not proceed with the proposed action giving rise to the conflict. These ethical standards reflect who we are and are the standards by which we choose to be judged.

The following statements address frequently raised ethical concerns. A violation of the standards contained in this Code of Business Ethics will result in corrective action, including possible dismissal.

Public Reports

Onecap is a public company. We file reports with the Securities and Exchange Commission. Our shares are traded publicly and may in the future be listed on one or more national exchanges or included in the Nasdaq Stock Market. Our


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reports and other documents filed with the SEC are made publicly available and are posted on our corporate website. In addition we make public announcements on a current basis of material developments at the company. Our policy and practice will be to ensure that all disclosure made in reports and documents and statements that Onecap files with, or submits to, the Securities and Exchange Commission and in other public communications are full, fair, accurate, timely, and understandable.

If an employee, officer or director is responsible for assisting in the preparation or review of any report filed under applicable state or federal securities laws or other regulatory standards he or she must assure that the information contained in the report, particularly in the section or parts of the reports for which he or she are primarily responsible, are complete and accurate and that they are true in every respect. Furthermore these reports must not contain any misrepresentation of any fact or omit any fact that might be material to a complete understanding of the company's results of operations or financial condition or in any other way be misleading to the public. Employees, officers and directors should report any material misstatement or omission or any suspected fraud in connection with these reports to management without fear of reprisal or punishment.

Conflicts of Interest

Employees, as well as executive officers and directors must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning the company's best interests. The Board of Directors must review and approve all proposed transactions involving the company on the one hand, and any officer or director or significant shareholder of Onecap on the other.

No employee, officer or director of Onecap may exploit his or her position or relationship with Onecap for personal gain. All employees, officers and directors should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if an officer, director or employee of Onecap should:

     o Cause Onecap to engage in business transactions with relatives or friends that would not redound to the benefit of Onecap or that would place the employee or their relatives or friends in a position of conflict with the interests of the company;

     o Use nonpublic Onecap, customer, or vendor information for personal gain by the employee, officers, director or their relatives or friends (including securities transactions based on such information);

     o Have more than a modest financial interest in any vendor, customer or competitor;

     o Compete, or prepare to compete, with Onecap while still employed by the company.

There are other situations in which a conflict of interest may arise. If any employee has concerns about any situation, follow the steps outlined in the Section on "Reporting Ethical Violations."

Gifts, Bribes and Kickbacks

Other than modest gifts given or received in the normal course of business (including travel or entertainment), no employee, officer, or director or their respective relatives may give gifts to, or receive gifts from, the company's customers, clients and vendors. Other gifts may be given or accepted only with prior approval of senior management. In no event should the employee, officer or director put Onecap or himself or herself in a position that would be embarrassing if the gift was made public.



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Dealing with government employees is often different legally than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. Employees, officers and directors must be aware of and strictly follow these prohibitions.

Any employee, officer or director who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment, regardless of the appropriateness of such a practice in local custom or law.

Loans

No officer or director may request or accept a loan or payroll advance from Onecap out of our ordinary course of mortgage business. As a general rule, the company will not make loans or advances, including payroll advances, to any employee.

Improper Use or Theft of Company Property

Every employee, officer and director is expected to safeguard company property from loss or theft, and may not take such property for personal use. OneCap property includes confidential information, software, computers, office equipment, and supplies. Employees, officers and directors must appropriately secure all company property within their control to prevent its unauthorized use. Using the company's computers or communications systems to access or distribute personal/ "non-business related" information, data or graphics in violation of the employee handbook and related policies is strictly prohibited.

Covering Up Mistakes; Falsifying Records; Document Preservation

Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any company, client or third party record is prohibited. The company's policy for preservation of corporate documents must be adhered to.

Abuse of Company, Customer, or Vendor Information

No employee, officer or director may use or reveal company, customer, or vendor confidential or proprietary information to others. This includes business methods, pricing and marketing data, strategy, product information, computer code, screens, forms, experimental research, and information about the company's current, former and prospective products, markets, or customers.

Gathering Competitive Information

No employee, officer or director may accept, use or disclose the confidential information of our competitors. When obtaining competitive information, employees, officers and directors must not violate our competitors' rights. Particular care must be taken when dealing with competitors' clients, ex-clients and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or non-disclosure agreement.

Sales: Defamation and Misrepresentation

Aggressive selling should not include misstatements, innuendo or rumors about our competition or their products and financial condition. Do not make unsupportable promises concerning our products.



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Use of Company and Third Party Software

Onecap and third party software may be distributed and disclosed only to persons authorized to use it under applicable license agreements.

Onecap and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third-party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of software.

Developing Software and Other Products

Employees involved in the design, development, testing, modification or maintenance of software or other products must not tarnish or undermine the legitimacy and "cleanliness" of Onecap' products by copying or using unauthorized third party software or proprietary or confidential information. Employees may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-Onecap party, unless authorized by such party. Intentional duplication or emulation of the "look and feel" of others' software is not permissible.

Fair Dealing

No Onecap employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Fair Competition and Antitrust Laws

Onecap must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If employees are uncertain whether a contemplated action raises unfair competition or antitrust issues, the company's outside legal counsel can assist you.

Securities Trading

It is illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed "inside" information to others might be as liable as persons who trade securities while possessing such information. An employee, officer or director might violate securities laws if he or she, or any relatives or friends trade in the company's securities, or in the securities of any of our business partners or vendors, while possessing "inside" information. If a person is uncertain, consult with our legal counsel or senior management. Corporate trading blackout periods must be adhered to and if the person is a "reporting person", all reports must be filed under Section 16 of the Securities Exchange Act in a timely manner.

Waivers

This Code of Business Ethics applies to all Onecap employees and its Board of Directors. There shall be no waiver of any part of the Code, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the company.


Reporting Ethical Violations

Individual conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees and directors. If an individual is powerless to stop suspected misconduct or discover it after it has occurred, it should report it to a supervisor or to the appropriate level of management.



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If an individual is still concerned after speaking with a supervisor and local management or feel uncomfortable speaking with them (for whatever reason), the matter may be reported anonymously by sending a note, with relevant documents, to Onecap, attn: Vince Hesser, 5440 W. Sahara, 3rd Floor, Las Vegas, Nevada 89146. This report will be dealt with anonymously and confidentially and the person submitting any report will be protected from retaliation.

Conclusion

In the final analysis employees are the guardian of Onecaps' ethics. While there are no universal rules, when in doubt ask yourself:

     o Will my actions be ethical in every respect and fully comply with the law and with company policies?

     o    Will my actions have the appearance of impropriety?

     o Will my supervisors, co-workers, and family or the general public, question my actions?

     o Am I trying to fool anyone, including myself, as to the propriety of my actions?

If any employee is uncomfortable with his or her answer to any of the above, they should not take the contemplated actions without first discussing them with their local management. If the employee is still uncomfortable, please follow the steps outlined above in the Section on "Reporting Ethical Violations."

Any employee who ignores or violates any of these ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern their actions. The Board of Directors, in adopting this code, hopes that all employees, officers and directors share the belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way to effectively promote the vision of Onecap.




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